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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE                  Contact: Stephen E. Hare
                                                Executive Vice President and CFO
                                                (804) 287-5685


              CADMUS COMMUNICATIONS REPORTS FIRST QUARTER EARNINGS

                             ----------------------
          Additional Profit Improvement Programs Should Permit Planned
                      Sequential Improvement In Fiscal 2002

RICHMOND, VA (October 30, 2001) -- Cadmus Communications Corporation (Nasdaq/NM:
CDMS) today announced results for the first quarter of its fiscal year 2002. Financial highlights for the three months ended September 30, 2001 were as follows:

     . Revenues from the professional books and directories division increased by 7%;

     . Revenues from the scientific, technical, and medical ("STM") journal services division were flat, excluding shipping and postage;

     . The weak economy, lower advertising spending, combined with the events of September 11, led to a 9% decline in special interest magazine revenues;

     . Earnings per share were $0.06, while "cash earnings per share" (excluding goodwill amortization) totaled $0.20;

     . The Company reduced total debt (including securitization) by $10.0 million with cashflow from operations.

Commenting on the quarter, Bruce V. Thomas, president and chief executive officer, remarked "We continue to benefit from relatively stable market conditions for our STM journals and books and directories divisions and we are realizing the benefits of our cost reduction efforts. Unfortunately, revenues and profits were reduced, in this our seasonally softest quarter, due to the overall slowdown in the economy. In addition, the tragic events of September 11 have resulted in a further decline in advertising spending which directly impacted our special interest magazines division. During the quarter, we also experienced a delay in some projects from customers for our STM journals and books and directories divisions, which have heavy concentrations of publishers in the New York and Washington D.C. areas."

Continuing, Mr. Thomas stated, "Despite these extraordinary business conditions, we are gratified that three of our four divisions were at or above their business plan for the quarter. However, given the uncertain outlook for the economy, we have intensified our efforts to improve both our short and long term profitability through a combination of cost reductions and strategic investment initiatives designed to enhance our competitive position in our core markets. These initiatives include programs to reduce overhead expenses, improve overall operational efficiency, complete the consolidation of certain manufacturing operations, and implement strategic purchasing programs to reduce costs of maintenance,

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supplies and logistics on a company-wide basis. At the same time, we will continue to invest in content management capabilities and digital technology to meet the changing demands of our customer base and grow our market share. We are seeing the positive impact of these initiatives and are encouraged by new business success as well as movement to more normal levels of business activity during the current quarter."

Stephen E. Hare, executive vice president and chief financial officer, said, "While we are uncertain about the short-term outlook for the industry, we plan to improve our competitive position so that we can benefit from an economic recovery when it occurs. We believe that the profit improvement actions we have already begun, combined with the positive impact of reduced debt levels and lower prevailing interest rates, will help to mitigate the volume and pricing pressure that is likely to continue in the near future. We are optimistic that these efforts will permit us to achieve the sequential improvement that we had planned for the balance of fiscal 2002. Perhaps more importantly, these initiatives will serve to strengthen the Company's ability to provide better quality and cost effective services to our customers over the long term."

Fiscal First Quarter Ended September 30, 2001 - Operating Results Review
------------------------------------------------------------------------

Net sales for the fiscal first quarter, excluding divested and closed operations, totaled $113.1 million compared with $117.1 million last year, a decrease of 3%. Publication Services segment (STM journal services, special interest magazines, and professional books and directories) sales were down 4%, primarily because of the 9% decline in special interest magazine sales. The decline in special interest magazine sales resulted from a continued reduction in advertising pages as well as the impact of issue delays and cancellations by New York and Washington-based publishers. Specialty packaging sales increased 5% in the quarter, excluding closed operations.

Operating income before restructuring and other charges totaled $5.9 million in the first quarter compared to $10.5 million last year. EBITDA in the first quarter totaled $12.1 million, down from $17.2 million a year ago, adjusted for restructuring and other charges. Cash flow from operations was used to reduce total debt (including securitization) by $10.0 million for the quarter.

Net income for the first quarter totaled $0.5 million, or $0.06 per share, compared with $2.7 million, or $0.30 per share last year, before restructuring and other charges. The Company did not elect early adoption of Statement of Financial Accounting Standards No.142 ("SFAS 142") which requires that goodwill not be amortized but instead be tested for impairment annually; rather it will adopt the standard effective July 1, 2002. If the Company had adopted SFAS 142 this year, first quarter earnings would have been $0.20 per share as a result of the elimination of goodwill amortization.

                    -----------------------------------------

Cadmus Communications Corporation provides integrated, end-to-end graphic communications services to professional publishers, not-for-profit societies and corporations. Cadmus is the largest provider of content management and production services to scientific, technical and medical journal publishers in the world, the fourth largest publications printer in North America, and a leading national provider of specialty packaging products and services. Additional information about Cadmus is available at www.cadmus.com.

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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of
1995: Information in this release relating to Cadmus' future prospects and performance are "forward-looking statements" and, as such, are subject to risks and uncertainties that could cause actual results to differ materially. Potential risks and uncertainties include but are not limited to: (1) the overall economic environment in North America, (2) the ability of the Company to develop and market new capabilities and services to take advantage of changes in the STM journals publishing process and the Company's content management business, (3) continuing competitive pricing in the markets in which the Company competes, (4) the gain or loss of significant customers or the decrease in demand from existing customers, (5) the ability of the Company to continue to obtain improved efficiencies and lower overall production costs, (6) changes in the Company's product sales mix, (7) the impact of industry consolidation among key customers, (8) the ability to successfully complete certain consolidation initiatives and effect other restructuring actions, and (9) the ability of the Company to operate profitably and effectively with high levels of indebtedness. The information included in this release is representative only on the date hereof, and the Company undertakes no obligation to update any forward-looking statements made.

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                               SELECTED HIGHLIGHTS
               (In thousands, except per share data and percents)
                                   (Unaudited)


                                                           Three Months Ended
                                                              September 30,
                                                         ----------------------
                                                           2001          2000
                                                         --------      --------


Net sales, recurring operations/(1)/                     $113,121      $117,082
Capital expenditures                                        2,334         3,217
Depreciation & amortization expense                         6,337         6,596
EBITDA/(2) (3)/                                            12,134        17,201
EBITDA margin/(2)/                                           10.7%         13.4%
Earnings per share, assuming dilution/(2)/               $    .06      $    .30
Cash earnings per share (excluding amortization
 expense)/(2)/                                           $    .20      $    .45

--------------------
(1)  Excludes divested and closed operations.
(2) Excludes restructuring and other charges of $0.8 million ($0.4 million net of tax) in 2000.
(3) Earnings before interest, taxes, depreciation, amortization and securitization costs.


                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                       September 30,
                                                           2001          June 30,
                                                        (Unaudited)        2001
                                                        -----------     ----------
Assets:
    Cash and cash equivalents                           $     3,525     $    3,130
    Accounts receivable, net                                 41,111         33,662
    Inventories                                              25,153         24,863
    Other current assets                                      9,919         11,612
    Property, plant and equipment, net                      133,711        138,002
    Other assets                                            186,184        186,159
                                                        -----------     ----------

Total assets                                            $   399,603     $  397,428
                                                        ===========     ==========

Liabilities and shareholders' equity:
    Current liabilities, excluding current debt              74,565         66,854
    Total debt (net of securitization)                      178,191        182,987
    Other long-term liabilities                              37,062         38,029
    Shareholders' equity                                    109,785        109,558
                                                        -----------     ----------

Total liabilities and shareholders' equity              $   399,603     $  397,428
                                                        ===========     ==========


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                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except per share data)
                                   (Unaudited)

                                                          Three Months Ended
                                                             September 30,
                                                   -----------------------------
                                                       2001             2000
                                                   -------------    ------------
Net sales                                          $    113,121     $    128,742

Operating expenses:
     Cost of sales                                       93,817          103,893
     Selling and administrative                          12,189           13,023
     Amortization expense                                 1,246            1,303
     Restructuring and other charges                          -              756
                                                   ------------     ------------
                                                        107,252          118,975

Operating income                                          5,869            9,767

Interest and other expenses:
     Interest                                             4,434            5,240
     Securitization costs                                   383              760
     Other, net                                              72              (82)
                                                   ------------     ------------
                                                          4,889            5,918
                                                   ------------     ------------


Income before income taxes                                  980            3,849

Income tax expense                                          458            1,598
                                                   ------------     ------------

Net income                                         $        522     $      2,251
                                                   ============     ============


Net income per share, assuming dilution            $       0.06     $       0.25
                                                   ============     ============

Weighted-average common shares outstanding                9,009            8,940
                                                   ============     ============